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MCK COMMUNICATIONS ACQUIRES DIGITAL TECHNIQUES, INC.

DTI to Enhance MCK's Application Capabilities and to Provide MCK's Suite of EXTender Products with Broadest Range of PBX Protocols in Market Today.

NEEDHAM, Mass., June 14, 2000 --MCK Communications (NASDAQ: MCKC), a leading provider of solutions to enable the delivery of business-quality voice over existing and next-generation networks, today announced that it has acquired privately owned Digital Techniques, Inc. ("DTI") for approximately $ 24 million in cash, stock and assumed options. The transaction will be accounted for by using purchasing accounting. DTI, which develops PBX applications and enhanced peripherals, provides MCK with significant PBX protocol technology and expertise that the company will use to further enhance its award-winning suite of PBX products. This acquisition strengthens MCK's market leading position and supports its recently announced strategy to provide organizations with business-quality remote voice solutions that can act as the "bridge" between legacy voice equipment and next-generation networks and applications. (See related release, "MCK Communications Unveils Vision to Become Remote Voice Communications Bridge to Next-generation and IP-Enabled Networks and Application, 6/6/00).

DTI will become MCK's Applications Business Unit. DTI's president and CEO, Ross LaBarbera, becomes vice president and general manager of the unit, reporting directly to MCK President and CEO, Woody Benson.

"This acquisition benefits MCK and its customers on multiple levels," said Woody Benson, president and CEO of MCK Communications. "First, it provides us with the broadest set of PBX protocols to support the majority of voice platforms used by corporations today. Second, it enables MCK to offer additional high-value applications such as call recording and IP consoles in conjunction with our PBXgateway. These applications are essential to the enterprise and present an opportunity for the emerging next-generation application service providers. Third, we can leverage DTI's extensive partnership network, which includes leading companies like Nortel, Dictaphone, Comverse, and NEC. And finally, the addition of of DTI's high-quality team of telecom experts will help us execute our strategy even faster."

Acquisition Represents Important Milestone in MCK's Strategy to Serve as Industry-Standard Bridge Between Legacy Voice and Next-Generation Networks.

With the acquisition of DTI, MCK adds to its portfolio of PBX protocols and expertise. MCK currently has access to Lucent, NEC, Nortel, Alcatel, and Toshiba PBX protocols; the addition of DTI's protocol experience adds Siemens, Panasonic, Aspect, and Intecom. Access to these new


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protocols provides MCK's suite of EXTender products with the most comprehensive protocol offering in the market today. In addition, MCK will be able to integrate DTI's technology with MCK's PBXgateway providing the capability to deliver a broader range of outsourced voice applications such as call recording. For example, through this combination of products and technology call recording becomes an open application that can sit on the LAN at the enterprise or totally outsourced to an application service provider (ASP). Benson, added, "MCK continues to see an accelerated demand for outsourced business-quality voice applications. The acquisition of DTI strengthens our position as the constant in the equation as the bridge between the proprietary, PBX-based voice infrastructure and new applications, whether they reside at the enterprise or within the network. Our customers will be the main beneficiaries of this acquisition as new remote voice applications are developed through the combined efforts of DTI and MCK."

About MCK Communications
MCK Communications, Inc. develops and markets a comprehensive family of solutions that provide remote voice solutions for branch offices and telecommuters. The company, which is ISO 9001-certified, has earned a reputation for excellence and innovation by building leading-edge communications products that enhance customers' networked voice systems. Headquartered in Needham, Mass., the Company has an R&D facility in Calgary, Alberta. For more information, visit the company's Web site at www.mck.com. For Investor Relations information, call our toll free number at 888-454-7979 or contact us via e-mail at IR@mck.com.

About DTI
DTI has manufactured PBX and key system enhancement products for Nortel Networks and other PBX manufacturers since 1987. The company specializes in protocol conversion for recording, digital set emulation, PC-based operator consoles and LED readerboards for call centers. For more information, go to www.digitaltechniques.com or call 800-634-4976.

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties. We wish to caution you that there are some factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: the ability to integrate DTI and its products with MCK and its products, the timing and replacement of legacy PBX systems with network-hosted PBX systems, the adoption of IP networks as a medium to transport voice, market acceptance of our products including the MCK Branch product and our new IP products, our ability to keep pace with rapidly changing product requirements and factors affecting the demand for remote voice technologies, our reliance on a small number of customers for a significant


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portion of our revenues, and other risks detailed in our filings with the
Securities and Exchange Commission, copies of which may be accessed through the SEC's website at www.sec.gov.